Exhibit 99.1
Pulse Systems, LLC
Financial Report
December 31, 2009

McGladrey & Pullen, LLP Certified Public Accountants 100 West San Fernando Road, Suite 460 San Jose, CA 95113 O 408.572.4440 F 408.572.4441 www.mcgladrey.com
Independent Accountant’s Report
To the Board of Directors
Pulse Systems, LLC
Concord, CA
We have audited the accompanying balance sheets of Pulse Systems, LLC (the Company) as of December 31, 2009 and 2008, and the related statements of income, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pulse Systems, LLC as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As described in Note 1, effective January 1, 2009, the Company changed its method of accounting for its previously issued warrants.
San Jose, CA
July 27, 2010

McGladrey is the brand under which RSM McGladrey, Inc. and McGladrey & Pullen, LLP serve clients’ business needs. The two firms operate as separate legal entities in an alternative practice structure.	Member of RSM International network, a network of independent accounting, tax and consulting firms.

Pulse Systems, LLC
Balance Sheets
December 31, 2009 and 2008

	2009	2008

Assets
Current Assets
Cash	$604,046	$452,815
Trade receivables, less allowance for doubtful accounts of $42,323 in 2009 and $76,053 in 2008	863,577	1,185,163
Inventories	209,755	442,837
Prepaid expenses	89,906	71,524

Total current assets	1,767,284	2,152,339

Property and Equipment, net	1,064,466	1,013,275

Other Assets
Intangible assets	2,741,722	3,545,656
Goodwill	13,048,756	13,048,756
Deferred financing costs, net	246,663	74,434
Deposits	7,528	17,385

	16,044,669	16,686,231

	$18,876,419	$19,851,845

Liabilities and Members’ Equity
Current Liabilities
Current maturities of notes payable	$1,400,000	$1,050,000
Current maturities of obligations under capital lease	88,557	138,603
Accounts payable	147,317	223,973
Accrued expenses and other	179,836	181,308

Total current liabilities	1,815,710	1,593,884

Long-Term Debt, less current maturities
Notes payable	4,200,000	5,826,962
Obligations under capital lease	251,104	92,981
Warrant liability	1,172,883	—

	7,439,697	7,513,827

Members’ Equity	11,436,722	12,338,018

	$18,876,419	$19,851,845

See Notes to Financial Statements.

Pulse Systems, LLC
Statements of Income
Years Ended December 31, 2009 and 2008

	2009	2008
Net sales	$9,246,756	$10,871,339
Cost of goods sold	5,300,978	5,857,027

Gross profit	3,945,778	5,014,312

Selling, general and administrative expenses	2,279,377	2,403,187

Operating income	1,666,401	2,611,125

Financial income (expense):
Amortization of deferred financing costs	(92,963)	(93,608)
Interest income	680	5,391
Interest expense	(967,764)	(1,508,947)
Warrant fair value adjustment	327,379	—

Net income	$933,733	$1,013,961

See Notes to Financial Statements.

Pulse Systems, LLC
Statements of Members’ Equity
Years Ended December 31, 2009 and 2008

	Units			Dollars
								Paid-In
			Warrants				Paid-In	Capital,
			to Purchase			Unallocated	Capital,	Stock-Based
	Preferred	Common	Common Units	Common	Preferred	Net Income	Warrants	Compensation	Total

Balance, December 31, 2007	4,500,000	5,044,922	1,881,641	$5,940,300	$3,159,509	$474,331	$1,739,324	$—	$11,313,464
Net income	—	—	—	—	992,557	21,404	—	—	1,013,961
Stock-based compensation	—	—	—	—	—	—	—	122,397	122,397
Distributions	—	—	—	(111,804)	—	—	—	—	(111,804)

Balance, December 31, 2008	4,500,000	5,044,922	1,881,641	5,828,496	4,152,066	495,735	1,739,324	122,397	12,338,018
Cumulative effect of change in accounting for warrants	—	—	—	—	—	—	(1,500,262)	—	(1,500,262)

Balance, January 1, 2009	4,500,000	5,044,922	1,881,641	5,828,496	4,152,066	495,735	239,062	122,397	10,837,756
Net income	—	—	—	—	517,858	415,875	—	—	933,733
Stock-based compensation	—	—	—	—	—	—	—	101,807	101,807
Distributions	—	—	—	(58,010)	(378,564)	—	—	—	(436,574)

Balance, December 31, 2009	4,500,000	5,044,922	1,881,641	$5,770,486	$4,291,360	$911,610	$239,062	$224,204	$11,436,722

See Notes to Financial Statements.

Pulse Systems, LLC
Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows From Operating Activities
Net income	$933,733	$1,013,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	339,004	392,148
Amortization	896,897	922,541
Stock-based compensation issued	101,807	122,397
Accretion of original issue discount	144,786	347,865
Warrant fair value adjustment	(327,379)	—
Change in operating assets and liabilities:
Trade receivables	321,586	(275,442)
Inventories	233,082	(227,627)
Prepaid expenses	(18,382)	(24,717)
Accounts payable	(76,656)	71,519
Accrued expenses and other	(1,472)	(43,721)

Net cash provided by operating activities	2,547,006	2,298,924

Cash Flows From Investing Activities
Purchases of property and equipment	(114,309)	(282,489)
Refund for deposits	9,857	42,279

Net cash used in investing activities	(104,452)	(240,210)

Cash Flows From Financing Activities
Distributions	(436,574)	(111,804)
Proceeds from long-term borrowings	7,000,000	—
Principal payments on long-term borrowings	(8,421,748)	(1,886,773)
Payments on obligations under capital lease	(167,809)	(183,218)
Deferred loan costs incurred during refinancing	(265,192)	(25,000)

Net cash used in financing activities	(2,291,323)	(2,206,795)

Net increase (decrease) in cash	151,231	(148,081)

Cash
Beginning	452,815	600,896

Ending	$604,046	$452,815

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$771,719	$1,161,213

Noncash Financing Activity
Equipment addition under capital lease	$275,886	$140,930

Cumulative effect of change in accounting for warrants	$1,500,262	$—

See Notes to Financial Statements.

Pulse Systems, LLC
Notes to Financial Statements
Note 1. Nature of Business and Summary of Significant Accounting Policies
Nature of business: Pulse Systems, LLC (the Company) was established in 2004 to acquire substantially all of the assets of Pulse Systems Corporation. The Company is an original equipment manufacturer (OEM) for medical supply and equipment manufacturers throughout the United States.
A summary of the Company’s significant accounting policies is as follows:
Accounting estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the carrying value and recoverability of long-lived and intangible assets, the estimated fair value analysis of the Company for impairment evaluation of goodwill, the fair value of the Company’s common stock and the fair value of warrants.
Cash: The Company maintains its cash balances in a regional financial institution. These balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2009, the cash balances exceeded federally insured limits; however, the Company does not believe it is exposed to any significant credit risk.
Trade receivables: Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Management also determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.
Inventories: Inventories are valued at the lower of cost, on a first-in, first-out method, or market. Work in process and finished goods include materials, labor and allocated overhead.
Property and equipment: Property and equipment are carried at cost and depreciated over the estimated useful life of each asset. Maintenance, repairs and minor replacements are expensed as incurred. Depreciation is computed using primarily the straight-line method based on estimated useful lives as follows:

Years
Machinery and equipment	7
Furniture and fixtures	5
Office and computer equipment	3-5

Pulse Systems, LLC
Notes to Financial Statements
Note 1. Nature of Business and Summary of Significant Accounting Policies, Continued
Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Amortization on leased assets is included with depreciation and amortization on owned assets.
Intangible Assets: Intangible assets (Note 2), are being amortized over their estimated useful lives of nine years using the straight-line method.
Goodwill: The Company records as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. Accounting Standards Codification (ASC) 350, Intangibles-Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year as of December 31. No indicators of impairment were identified in 2009 or 2008.
Impairment of long-lived assets: Long-lived assets, such as equipment and leasehold improvements and finite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets. This is accomplished by comparing their carrying value with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds fair value (estimated discounted future cash flows or appraisal of assets) of the long-lived asset. To date, management has determined that no impairment of long-lived assets exists.
Deferred financing costs: Deferred financing costs are carried at cost less accumulated amortization and amortized by the straight-line method over 60 months, the term of the debt.

	December 31,
	2009	2008
Cost	$290,192	$618,054
Accumulated amortization	(43,529)	(543,620)

Net	$246,663	$74,434

Future amortization expense in deferred financing costs at December 31, 2009 are as follows: 2010 $53,038; 2011 $53,038; 2012 $53,038; 2013 $53,038; and 2014 $34,511.
Revenue recognition: Revenue is recognized when title to the product transfers, no remaining performance obligations exist, the terms of the sale are fixed and collection is probable. This generally occurs at shipment. Shipping and handling charges to customers are included in net sales. Shipping and handling costs incurred by the Company are included in cost of goods sold.

Pulse Systems, LLC
Notes to Financial Statements
Note 1. Nature of Business and Summary of Significant Accounting Policies, Continued
Shipping and handling: Shipping and handling costs are included in cost of goods sold.
Income taxes: As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company makes distributions to its members to fund tax distributions. California has a minimum tax for all limited liability companies which has been recorded in the financial statements as part of selling, general and administrative expenses.
On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.
The Company would recognize accrued interest and penalties related to uncertain tax benefits as a component of income tax expense. As of December 31, 2009, the Company determined that it had no uncertain tax benefits. The tax years 2006-2008 remain open for examination.
Stock-based compensation: The Company accounts for stock-based compensation arrangements in accordance with ASC 718, Compensation-Stock Compensation, which requires all share-based payments, including grants of stock options, to be recognized in the statement of income as an operating expense based on their fair values over the requisite service period.
Under ASC 718, the fair value of the Company’s stock-based awards is calculated using the Black-Scholes model at the time the stock-based awards are granted. ASC 718 and the use of the Black-Scholes model requires significant judgment and the use of estimates, particularly for assumptions such as expected volatility, risk-free interest rates and expected lives to value stock-based awards, and forfeiture rates to recognize stock-based compensation. The following weighted-average assumptions were used in valuing stock-based awards for the year ended December 31, 2008 (no awards were granted in 2009):

Expected volatility	29.19%
Risk-free interest rate	3.58% and 3.78%
Expected life	3 years
Dividend yield	Zero

Pulse Systems, LLC
Notes to Financial Statements
Note 1. Nature of Business and Summary of Significant Accounting Policies, Continued
The Company estimates the expected volatility of its stock price in future periods by using the actual volatility of publicly traded companies similar to the Company. The risk-free interest rate is based on the U.S. Treasury constant yield curve on the grant date for a maturity similar to the expected life of the options. The Company has no history of employee exercise and termination, so the estimate of expected term is based on management’s best estimate. The expected dividend yield is consistent with the Company’s historical dividend yield. The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest.
These assumptions reflect management’s best estimates, but they involve inherent uncertainties based on certain conditions generally outside the control of the Company. As a result, if other assumptions had been used, total stock-based compensation, as determined in accordance with ASC 718, could have been materially affected. Furthermore, if different assumptions are used for future grants, stock-based compensation could be materially impacted in future periods.
Fair value measurement: The Company follows guidance for fair value measurements that provides a framework for measuring fair value under generally accepted accounting policies. The guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with three categories:
•	Level 1—Valuations based on assets or liabilities traded in an active market.

•	Level 2—Valuations based on assets and liabilities traded in a less active market or valuations based on pricing services for identical or similar assets or liabilities.

•	Level 3—Valuations based on valuation methodologies, discounted cash flow models or similar techniques. Level 3 valuations incorporate certain assumptions, modeling and projections in determining the fair value assigned to such assets or liabilities.
Goodwill is measured at fair value on a nonrecurring basis; that is, this asset is not measured at fair value on an ongoing basis but is subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. Since certain assumptions, modeling and projections are used in determining the fair value of goodwill, this asset falls into Level 3 of the fair value guidance. The Company was required to adopt the provisions of ASC 820-10-65-4 related to assets and liabilities measured on a nonrecurring basis effective January 1, 2009. This did not have an impact on the Company’s financial statements.

Pulse Systems, LLC
Notes to Financial Statements
Note 1. Nature of Business and Summary of Significant Accounting Policies, Continued
Warrant liability: Effective January 1, 2009, the Company was required to analyze its outstanding financial instruments following the guidance of EITF 07-5 (as codified in ASC 815-40) and that pronouncement’s effect in interpreting Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as codified in ASC 815. The Company determined that certain warrants issued in 2004 contained provisions whereby the exercise price could be adjusted upon certain financing transactions at a lower price per share and could no longer be viewed as indexed to the Company’s common units. As such, the Company changed the accounting for these warrants to a “derivative” at fair value under ASC 815. As a result the Company recorded the warrant liability at the fair value of the warrants of $1,500,262 as of January 1, 2009. The cumulative effect on adoption of ASC 815-40 as of January 1, 2009 is as follows:

Members’ Equity
Balance—December 31, 2008	$12,338,018
Cumulative effect of a change in accounting principle	(1,500,262)

Balance—January 1, 2009	$10,837,756

The derivative warrant liability is recorded at fair value in each subsequent reporting period with changes in fair value recorded in the statement of income. Fair value is determined using the Black-Scholes model, which includes assumptions such as stock price, exercise price, expected volatility, dividend rate, risk-free interest rate and the contractual life of the warrant. As of December 31, 2009, the warrant liability was $1,172,883. The change in fair value of $327,379 is reflected in earnings.
Determination of the fair value of the warrants is classified within Level 3 of the FASB’s guidance regarding fair value.
Interest rate swap agreements: The Company is exposed to certain interest rate changes, and beginning in 2009, uses an interest rate swap to manage the risk associated with its floating rate long-term debt. As interest rates change, the differential paid or received is recognized in interest expense for the period. In addition, the change in the fair value of the swaps is recognized as interest expense or income during each reporting period. The fair value of the swap at December 31, 2009 was determined to be insignificant and therefore no asset or liability has been recorded.
The Company has not designated these interest rate swap agreements for hedge accounting treatment.
As of December 31, 2009, the aggregate notional amount of the swap agreements was $5.1 million, which will mature on March 31, 2014. The notional amount of the swap will decrease by $300,000 each quarter or $1,200,000 each year. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparty. These interest rate swaps are classified within level 2 of the FASB’s guidance regarding fair value measurements.

Pulse Systems, LLC
Notes to Financial Statements
Note 1. Nature of Business and Summary of Significant Accounting Policies, Continued
Reclassification: Certain reclassifications have been made to the December 31, 2008 financial statements in order to conform to the December 31, 2009 financial statement presentation. The reclassifications have no effect on net income or members’ equity. Cost of goods sold has been increased and selling, general and administrative expenses decreased by $903,234 as compared to the amounts originally reported for the year ended December 31, 2008.
Subsequent events: In May 2009, the general standards of accounting established requirements for disclosure of events that occur after the date of the financial statements but before the financial statements are issued or are available to be issued. These standards require the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted this standard on December 31, 2009. The adoption of this guidance did not have any impact on the financial statements. The Company has considered subsequent events through July 27, 2010, the date the financial statements were available to be issued, in preparing the financial statements and notes thereto.
Pending accounting pronouncements: In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value, which provides guidance for the measurement of liabilities at fair value in the absence of observable market information. This guidance is effective for the Company beginning January 1, 2010. The adoption of this guidance is not expected to have a material impact on the Company’s combined financial position, results of operations or cash flows.
In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). ASU 2010-06 requires new disclosures relating to transfers in and out of Level 1 and Level 2 fair value measurements, levels of disaggregation and valuation techniques. These disclosures are effective for reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchase, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010. The Company is currently evaluating the impact of this standard on financial statement disclosures.
Note 2. Acquired Intangible Assets
The following is a summary of intangible assets subject to amortization as of December 31:

		2009	2008
		Accumulated	Accumulated
	Cost	Amortization	Amortization

Customer list	$7,230,000	$4,488,278	$3,684,344
Backlog	197,000	197,000	197,000

	$7,427,000	$4,685,278	$3,881,344

Pulse Systems, LLC
Notes to Financial Statements
Note 2. Acquired Intangible Assets, Continued
Amortization expense for the customer list will be $803,333 per year through 2012 and $331,723 in 2013. Amortization expense on these intangibles was $803,934 in 2009 and 2008, respectively.
Note 3. Inventories
Inventories consist of the following at December 31:

	2009	2008
Raw materials	$109,732	$26,155
Work in process	65,230	251,482
Finished goods	34,793	165,200

	209,755	442,837
Less reserve for obsolescence	—	—

	$209,755	$442,837

Note 4. Property and Equipment
At December 31, property and equipment consist of the following:

	2009	2008
Machinery and equipment	$2,641,545	$2,291,055
Leasehold improvements	302,091	288,652
Furniture, fixtures and office equipment	245,844	219,578

	3,189,480	2,799,285
Less accumulated depreciation	2,125,014	1,786,010

	$1,064,466	$1,013,275

Included in machinery and equipment at December 31, 2009 and 2008,is $416,816 and $872,918, respectively, of equipment held under capital leases. Accumulated depreciation related to the equipment under capital lease is $56,688 and $468,971 at December 31, 2009 and 2008, respectively.

Pulse Systems, LLC
Notes to Financial Statements
Note 5. Notes Payable
The Company’s long-term borrowings consist of the following at December 31:

	2009	2008

Note payable, bank	$5,600,000	$—
Other, paid in 2009	—	6,876,962

	5,600,000	6,876,962
Less current maturities	1,400,000	1,050,000

	$4,200,000	$5,826,962

On April 9, 2009, the Company refinanced its senior subordinated notes payable with a bank under a loan and security agreement. The term loan was for a total amount of $7,000,000 and a revolving note provides for borrowings of up to $1,500,000 through June 30, 2010. As of December 31, 2009, there are no borrowings outstanding under the revolving note. Principal payments for the term loan are $350,000, due quarterly starting in 2009, with the remaining balance due on or before March 31, 2014. Interest is payable monthly and is calculated based on the adjusted LIBOR plus an applicable margin. The rate in effect as of December 31, 2009 was 9.75 percent. Borrowings are collateralized by substantially all assets of the Company.
Scheduled maturities of long-term debt as of December 31, 2009 are due in future years as follows:

Years Ending December 31,	Amount
2010	$1,400,000
2011	1,400,000
2012	1,400,000
2013	1,400,000

5,600,000
Less current portion	(1,400,000)

Long-term debt	$4,200,000

The agreement also includes various financial covenants based on adjusted EBITDA, funded debt, fixed charges and capital expenditures as defined in the agreement. As of December 31, 2009, the Company was not in compliance with certain financial covenants. The Company obtained a waiver of these violations from the bank on June 18, 2010, at which time the maturity date of the revolving note was extended to June 30, 2011, and the maximum available borrowings were reduced to $1,000,000. The Company was also required to make an additional principal payment of $750,000 on the term loan, which now provides for maximum borrowings up to $5,000,000, and quarterly payments were reduced to $265,000.

Pulse Systems, LLC
Notes to Financial Statements
Note 6. Capital Leases
The Company leases equipment under noncancelable capital leases which expire at various dates through July 2013. Lease payments totaling $9,600 are payable monthly and include interest at approximately 8 percent to 9 percent. The leases are collateralized by the underlying assets.
Minimum future lease payments under the capital leases as of December 31, 2009 are as follows:

Years Ending December 31,	Amount
2010	$115,198
2011	115,198
2012	115,198
2013	50,171

Total minimum lease payments	395,765
Less amount representing interest	56,104

Present value of net minimum lease payments	339,661
Less current portion	88,557

Long-term obligations under capital leases	$251,104

Note 7. Members’ Equity
The Company’s common units are voting and are subject to certain restrictions on transfer. The Company will make annual distributions to members holding common units to cover their tax liability on distributable income. No other distributions are permitted to be made to the members holding common units until the preferred members have been fully paid.
The preferred units are nonvoting and have a 14 percent per annum cumulative yield. This preferred return is paid from distributable cash flow (as defined in the operating agreement). Payments of the preferred return are limited based on cash flows related to the Company’s agreements with its lender. During 2009 cash flow was not sufficient to distribute the entire preferred return for 2009. The aggregate unpaid preferred return is $1,510,421 as of December 31, 2009. If the Company has distributable cash flow after the lender and the preferred unit holders have been paid, the excess distributable cash flow can be used to redeem the preferred units, subject to certain restrictions defined in the loan agreement. There were no redemptions of preferred units during 2009 and 2008.
The summary of warrants issued and outstanding is as follows:

		Exercise
	Shares	Price
Warrants issued to Mezzanine Lenders	1,731,641	$0.01
Warrants issued to Broker	150,000	1.00

	1,881,641

Pulse Systems, LLC
Notes to Financial Statements
Note 7. Members’ Equity, Continued
All warrants expire on April 2, 2014 and are currently exercisable.
Note 8. Operating Leases
The Company leases its facility under an operating lease that expires September 30, 2010. The lease requires the Company to pay common area operating expenses, real estate taxes, insurance and maintenance on the facility. Total rent expense was $161,198 and $153,239 in 2009 and 2008, respectively. The remaining amount due on this operating lease in 2010 is $85,900. Subsequently, the lease was renewed through September 30, 2011 at a monthly base rent of $8,640.
Note 9. Employee Benefits
The Company has a defined-contribution retirement plan covering substantially all full-time employees. The plan contains a 401(k) provision which allows employees to make contributions on a pretax basis. The Company made contributions to the 401(k) plan in the amount of $54,492 and $52,609 in 2009 and 2008, respectively.
Note 10. Major Customers
The Company had two major customers for the year ended December 31, 2009 and one major customer for the year ended December 31, 2008. Customers are considered major customers when sales volume exceeds 10 percent of total net sales. Two customers represent approximately 72 percent of accounts receivable and 63 percent of net sales as of and for the year ended December 31, 2009. One customer represented approximately 67 percent of accounts receivable and 64 percent of net sales as of and for the year ended December 31, 2008.
Note 11. Stock Option Plan
The Company adopted a stock compensation plan (the Plan). Under the Plan, the Company may grant options at the approval of the Board of Directors. Each option granted has a stated exercise price on the date of grant. The maximum term of the options is 10 years, subject to vesting provisions. For options granted, the Company measures fair value using the Black-Scholes option-pricing model. The Company expects to satisfy exercises of options in the future through issuance of common units as specified in the Plan. The Board of Directors establishes the terms and conditions of all stock option grants.

Pulse Systems, LLC
Notes to Financial Statements
Note 11. Stock Option Plan, Continued
Option activity and information about options outstanding and exercisable are summarized as follows:

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining
		Price	Contractual
	Options	Per Share	Term (Years)

Outstanding at December 31, 2008	708,398	$1.99	9.0
Granted	—	—	—

Outstanding at December 31, 2009	708,398	$1.99	8.1

Vested and expected to vest, December 31, 2009	701,571	$1.99	8.1

Exercisable, December 31, 2009	571,861	$1.98	8.1

The Company’s results for the years ended December 31, 2009 and 2008 include stock option compensation expense of $101,807 and $122,397, respectively. Such amounts have been included in the statement of income within selling, general and administrative expenses. Stock option compensation expense is the estimated fair value of all options granted or modified, amortized on a straight-line basis over the requisite service period. The weighted-average grant date fair value of stock options granted during the year ended December 31, 2008 was $0.43. No options were granted in 2009. As of December 31, 2009, there is approximately $38,556 of unrecognized compensation expense related to nonvested stock options, which is expected to be recognized over a weighted-average period of approximately one year.
Note 12. Subsequent Event
On June 18, 2010, 100 percent of the outstanding common units of the Company, as well as all of the outstanding warrants from common units, were sold to United American Healthcare Corporation (UAHC) for $3.4 million in cash and the issuance of a $1.75 million promissory note due January 2, 2011. The Company’s common unit holders will also receive 1,608,040 shares of UAHC’s common stock, which has been approved by the Board of Directors. The purchase price is subject to adjustment based on targeted levels of working capital, cash and debt.
UACH also made an equity contribution of $750,000 to the Company, which was used to pay down the Company’s term loan.

Pulse Systems, LLC
Notes to Financial Statements
Note 12. Subsequent Event, Continued
In conjunction with this transaction, the Company has also entered into a redemption agreement with its preferred unit holders. The total redemption price is $3.99 million. On June 18, 2010, the preferred unit holders received $1.75 million. On the last business day of each month, commencing August 31, 2010 and continuing for an additional 21 months thereafter, the Company will pay to the preferred unit holders $40,000 per month. On June 30, 2012, the Company will pay to the preferred unit holders $1,360,000 in final payment of the redemption of the remaining preferred units, provided the final payment shall be reduced on a dollar-for-dollar basis to the extent that the preferred unit holder has received any distributions from the Company after June 18, 2010.